As Filed With the Securities and Exchange Commission on May 4, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ALLIED MOTION TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	84-0518115
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

495 Commerce Drive

Amherst, New York  14228

(Address of Principal Executive Offices, including Zip Code)

Allied Motion Technologies Inc. 2017 Omnibus Incentive Plan

(Full Title of the Plan)

Michael R. Leach, Chief Financial Officer

Allied Motion Technologies Inc.

495 Commerce Drive

Amherst, New York  14228

(Name and Address of Agent for Service)

(716) 242-8634

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael C. Donlon, Esq.

Bond, Schoeneck & King, PLLC

200 Delaware Avenue, Suite 900

Buffalo, New York  14202

(716) 416-7000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)
Smaller reporting company ☐
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value per share	1,100,000	$22.90	$25,190,000	$2,919.52

(1)                                 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Allied Motion Technologies Inc. 2017 Omnibus Incentive Plan.

(2)                                 Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the average of the high and low prices, as reported by the NASDAQ Stock Market, of the shares of Class A Common Stock on May 2, 2017.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register 1,100,000 shares of Common Stock, no par value, of Allied Motion Technologies Inc. (the “Registrant”) which have been reserved for issuance under the Allied Motion Technologies Inc. 2017 Omnibus Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of shares of Common Stock pursuant to the Plan.  The documents containing the information required by Part I of the Registration Statement and required to be delivered to employees pursuant to Rule 428(b) under the Securities Act of 1933, as amended, will be sent or given to participants in each respective Plan.

Additionally, participants in the Plan are entitled to the documents incorporated by reference in Item 3 of Part II of this Registration Statement, without charge, upon written or oral request.  Such requests should be directed to Allied Motion Technologies Inc.; Attention: Corporate Secretary, 495 Commerce Drive, Amherst, New York  14228 (telephone:  (716) 242-8634).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference into this registration statement the following documents filed by it with the Securities and Exchange Commission:

a)             The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016 which incorporates certain sections of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 4, 2017;

b)             The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; and

c)              The description of the common stock, no par value, of the Registrant set forth in the Registrant’s Form 8-A Registration Statement (Registration No. 0-04041) under the Exchange Act, filed with the Securities and Exchange Commission on June 27, 1989 including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 7-108-402 of the Colorado Business Corporation Act (“CBCA”) provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective.  Our articles of incorporation provide eliminating a director’s liability, except to the extent such exemption from liability is not permitted by the statute.

Section 7-109-103 of the CBCA provides that a Colorado corporation must indemnify a person (i) who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or fiduciary or agent of another corporation or other entity or of any employee benefit plan (a “Director”) or officer of the corporation and (ii) who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which he was a party, against reasonable expenses incurred by him in connection with the proceeding, unless such indemnity is limited by the corporation’s articles of incorporation. Our articles of incorporation do not contain any such limitation, and provide that we must indemnify such persons satisfying the standards under this provision of the CBCA.

Section 7-109-102 of the CBCA provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person’s conduct was in the corporation’s best interests and, in all other cases, his conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.  A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he derived an improper personal benefit.  Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.  Our bylaws require us to indemnify such individuals in the circumstances permitted by the statute.

Under Section 7-109-107 of the CBCA, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify such a person who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.  Our bylaws require us to indemnify and advance expenses to any officer of the Company or any of its subsidiaries and any general manager of any division of the Company who is not a director to the maximum extent permitted by the statute consistent with public policy, and may indemnify and advance expenses to any other officer, employee or agent of the Company who is not a director to any extent permitted by the statute consistent with public policy as determined by the Board of Directors.

We have also entered into indemnification agreements with our directors to indemnify them and to advance expenses to the fullest extent permitted by law.  In addition, the agreement provides that no claim or cause of action may be asserted by us against such director after the date the director ceases to be a director or after one year.  We have also agreed to maintain directors’ and officers’ liability insurance, subject to certain limitations.

The above discussion of our articles of incorporation, bylaws, the CBCA and the indemnification agreements is only a summary and is qualified in its entirety by the full text of each of the foregoing.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable

ITEM 8.  EXHIBITS

The following exhibits are filed pursuant to Item 601 of Regulation S-K:

EXHIBIT INDEX

Exhibit Number	Description

4

Allied Motion Technologies Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s proxy statement for the 2017 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 4, 2017).

5	Opinion of Bond, Schoeneck & King, PLLC as to the legality of the securities being registered (filed herewith).

23.1	Consent of EKS&H LLP (filed herewith).

23.2	Consent of Bond, Schoeneck & King, PLLC (included in Exhibit 5).

24	Power of Attorney (included on signature page).

ITEM 9.  UNDERTAKINGS

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amherst, New York, on May 4, 2017.

ALLIED MOTION TECHNOLOGIES INC.

By	/s/ Michael R. Leach
Michael R. Leach
Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Richard S. Warzala and Michael R. Leach his true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities and as of the 3rd day of May 2017.

Signature	Title

/s/ Richard S. Warzala	President, Chief Executive Officer and Chairman of the Board
Richard S. Warzala

/s/ Michael R. Leach	Chief Financial Officer
Michael R. Leach

/s/ Richard D. Federico	Director
Richard D. Federico

/s/ Alexis P. Michas	Director
Alexis P. Michas

/s/ Gerald J. Laber	Director
Gerald J. Laber

/s/ Richard D. Smith	Director
Richard D. Smith

/s/ James J. Tanous	Director
James J. Tanous

/s/ Michael R. Winter	Director
Michael R. Winter